Exhibit 4.8


                                         July 7, 2004



Wireless Frontier Internet, Inc.
104 West Callaghan Street
Fort Stockton, Texas 79735

Gentlemen:

      I hereby contribute to the capital stock of Wireless Frontier Internet, Inc. (the "Company") one million one hundred thousand (1,100,000) shares (the "Shares") of the common stock, par value $0.001 per share, of the Company held by me, pursuant to the attached Stock Power, and hereby irrevocably surrender any right, title or interest that I have to such Shares.

                                    Very truly yours,



                                    Jaime R. Velasco